Exhibit 10.25

Cambridge Heart, Inc.

1 Oak Park Drive

Bedford, MA 01730

December 15, 2006

Jeffrey J. Langan

619 Princes Point Road

Yarmouth, ME 04096

Dear Jeff:

This letter agreement (the “Agreement”) between Cambridge Heart, Inc. (“Cambridge Heart”) and you (the “Executive”) will confirm our agreement concerning the details of the Executive’s separation from Cambridge Heart. The Executive and Cambridge Heart are referred to together herein as the “Parties”.

1. Separation From Employment. Cambridge Heart accepts the Executive’s resignation, effective December 15, 2006 (the “Separation Date”), as an employee, officer and director of Cambridge Heart and from any other position that the Executive may hold with Cambridge Heart. The Parties hereby agree that the Employment Agreement dated October 13, 2006 between Cambridge Heart and the Executive is hereby terminated effective as of the Separation Date, except for the provisions of Section 7 through 23, inclusive, of the Employment Agreement, which remain in full force and effect.

2. Final Salary Payment. Cambridge Heart will pay the Executive a final regular salary payment (subject to all required withholding of taxes) for the period from December 1, 2006 until the Separation Date on the next regular payroll date following the Separation Date of this Agreement (the “Final Salary Payment”). The Executive acknowledges that payment of the Final Salary Payment shall constitute payment in full of all amounts due to the Executive from Cambridge Heart for accrued wages, benefits (including, without limitation, accrued, unused vacation leave, bonuses, earned commissions and scheduled advances) and any other payments accrued through the Separation Date or to which the Executive is otherwise entitled in connection with the Executive’s employment with Cambridge Heart or the termination of such employment, except for payments expressly provided for in this Agreement.

3. Severance Benefits. In consideration for the Executive’s execution of and compliance with this Agreement and provided that the Executive does not revoke any portion of the release contained in Section 5 of this Agreement, Cambridge Heart agrees to provide the Executive with the severance benefits described in the following subparagraphs (a), (b) and (c):

(a) From the Separation Date until April 13, 2007 (the “Payment Period”), Cambridge Heart shall pay to the Executive installments of the Executive’s base salary at the rate in effect as of the Separation Date ($240,000 per year), subject to all required withholding of taxes, and on the same schedule as executives of Cambridge Heart then receive regular salary payments, such installments to begin on the first regular payroll date following the Effective Date of this Agreement (as defined in paragraph 16).

(b) The Executive will have the opportunity to continue to participate in Cambridge Heart’s group medical and dental insurance programs (the “Health Plans”) pursuant to the health care continuation provisions of the federal COBRA law. If the Executive is eligible for COBRA coverage, elects to continue coverage under the Health Plan pursuant to COBRA and otherwise maintains eligibility for COBRA coverage, Cambridge Heart agrees to pay to the Health Plans insurer during the Payment Period an amount equal to the portion of the premiums for health care coverage paid by Cambridge Heart for Cambridge Heart’s Chief Executive Officer’s and other senior executives’ coverage under the Health Plans. The Executive’s eligibility to participate in and receive benefits under the Health Plans shall remain subject to the terms and conditions of the Health Plans. Cambridge Heart’s obligation to pay a portion of the premiums for health care coverage on behalf of the Executive during the Payment Period shall terminate immediately upon the Executive’s becoming eligible (either as a participant or a dependent) to participate in a plan providing comparable or superior health care benefits sponsored by another employer, provided, however, that this sentence shall not apply in regards to the health coverage currently provided to the Executive under the Anthem Blue Cross/Blue Shield of Maine program.

(c) Notwithstanding the Executive’s separation from Cambridge Heart, the following options shall continue to vest in accordance with their original terms: (i) stock options granted to the Executive in connection with his appointment as Chief Executive Officer on October 13, 2006 to purchase 200,000 shares of common stock of Cambridge Heart at an exercise price of $2.49 per share, 100,000 become exercisable on January 13, 2007 and 100,000 of which become exercisable on April 13, 2006 (the “Surviving Employee Options”) shall continue to become exercisable in accordance with their terms and thereafter shall remain exercisable in accordance with their original term, (ii) stock options granted to the Executive in connection with his service as a director on September 19, 2005 to purchase 138,750 shares of common stock of Cambridge Heart at an exercise price of $0.30 per share, 46,250 are currently exercisable and 46,250 of which become exercisable on each of September 19, 2007 and 2008 (the “2005 Director Options”), shall continue to become exercisable in accordance with their original term and thereafter shall remain exercisable in accordance with their original term, and (iii) stock options granted to the Executive in connection with his service as a director on October 30, 2006 to purchase 30,000 shares of common stock of Cambridge Heart at an exercise price of $2.90 per share, 10,000 of which become exercisable on each of October 30, 2007, 2008 and 2009 (the “2006 Director Options”), shall continue to become exercisable in accordance with their original term and thereafter shall remain exercisable in accordance with their original term. The Executive understands, and Cambridge Heart acknowledges, that Cambridge Heart shall properly account for the Surviving Employee Options, the 2005 Director Options, and the 2006 Director Options in accordance with GAAP. The Surviving Employee Options, the 2005 Director Options and the 2006 Director Options shall be governed by the terms and conditions of the 2001 Stock Incentive Plan. All other stock options granted to the Executive are hereby immediately cancelled and forfeited.

If the Executive revokes a portion of the release contained in Section 5 of this Agreement in accordance with Section 16, then in consideration for the Executive’s execution of and compliance with this Agreement, Cambridge Heart shall pay to the Executive as a reduced severance benefit (in lieu of the benefits set forth in (a) through (c) above) $20,000 payable on April 13, 2007.

The Executive hereby acknowledges and agrees that (i) the foregoing severance benefits are in excess of all other payments, benefits, and things of value to which the Executive would be entitled if the Executive did not execute and comply with this Agreement; and (ii) the severance benefits shall not be deemed to be salary or other compensation to the Executive for purposes of any plans, programs or arrangements maintained or contributed to by Cambridge Heart to provide benefits to its executives, directors or officers.

4. Return of Property. The Executive agrees to return to Cambridge Heart on or before the Separation Date, all property of Cambridge Heart used or obtained by the Executive in connection with the Executive’s employment that is in the Executive’s possession or control, including, without limitation, any computers, equipment, credit cards and keys issued to the Executive.

5. Release. The Executive hereby acknowledges and agrees that this Agreement is intended to be a complete and final settlement of any and all causes of action or claims that the Executive has had, now has or may now have, whether known or unknown against Cambridge Heart or any of the persons or entities specified below. The Executive hereby, on behalf of the Executive, the Executive’s executors, heirs, administrators, assigns and anyone else claiming by, through or under the Executive, waives, releases, covenants not to sue and forever discharges Cambridge Heart, its predecessors, successors, related corporations, subsidiaries, divisions and affiliated organizations, and each and all of their present and former officers, directors, shareholders, representatives, agents, promoters, executives and attorneys (hereinafter “Releasees”), and each and all of them of, from and with respect to any and all debts, demands, actions, causes of action, suits, covenants, contracts, agreements, promises, torts, damages, claims, demands and liabilities whatsoever of any name and nature, both in law and in equity (hereinafter “Claims”) that the Executive now has, may now have or ever had against each or any of the Releasees by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof, including, but not limited to, any Claims arising out of, based upon or connected with the Executive’s employment by Cambridge Heart, the compensation, benefits and working conditions for that employment and/or the termination of that employment, and any Claims that may exist under federal, state or local laws, including, but not limited to, any Claims based on race, disability, color, national origin, marital status, age or sex, but excluding any right to indemnification to which the Executive may be entitled, whether by contract, by charter or by-law provision, or otherwise. The foregoing waiver and release includes, without limitation, a waiver and release of any rights and Claims that the Executive may have under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (the “ADEA”)(except that this Agreement does not waive or release any rights or claims under the ADEA that may arise after the execution of this Agreement or otherwise bar the Executive from challenging this Agreement’s compliance with the provisions of 29 U.S.C. § 627(f)(1)), the Fair Labor Standards Act, or the state and local laws of Massachusetts.

Cambridge Heart, on behalf of itself and its predecessors, successors, subsidiaries, related corporations, divisions, and affiliated organizations waives, releases, covenants not to sue and forever discharges the Executive and the Executive’s executors, heirs, administrators and assigns (hereinafter the “Executive Releasees”), and each and all of them of, from and with respect to any and all Claims that Cambridge Heart now has, may now have or ever had against the Executive by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof, including, but not limited to, any Claims arising out of, based upon or connected with the Executive’s employment by Cambridge Heart, and any Claims that may exist under federal, state or local laws; provided, however, that this release shall not apply to Claims that are unknown to Cambridge Heart as of the date hereof.

6. Non-Disparagement. The Parties agree that any public disclosure of the circumstances surrounding the Executive’s separation from Cambridge Heart shall be agreed upon by the Parties prior to its disclosure, except for disclosure required by law, including, without limitation, applicable securities laws. The Executive agrees not to make any adverse remarks whatsoever concerning any of the officers or directors of Cambridge Heart or the business, operations, strategies, policies, prospects, affairs or financial condition of Cambridge Heart, except as required by law. Cambridge Heart agrees that it will not make any adverse remarks whatsoever concerning the Executive and that it will instruct each of its directors and officers not to make any adverse remarks whatsoever concerning the Executive, except as required by law.

7. Confidential Information; Non-Solicitation. The Executive acknowledges that during the course of his employment he has had access to confidential information of Cambridge Heart. The Executive further acknowledges and agrees that the Executive has no rights to use, copy or disclose any confidential or proprietary information owned, or provided to, the Executive by Cambridge Heart. The Executive acknowledges and agrees that the restrictions against disclosure and use of confidential information set forth in Section 8 of the Employment Agreement shall remain in full force and effect and shall apply to Confidential Information and Proprietary Information (as each is defined in the Employment Agreement) obtained by the Executive during the Payment Period. The Executive acknowledges and agrees that the non-solicitation restrictions set forth in Section 10 of the Employment Agreement shall survive the Separation Date and remain in full force and effect until December 13, 2008.

8. Reasonable Assistance. During the Payment Period, the Executive agrees to make himself available upon reasonable notice and provide to Cambridge Heart such transition assistance as is reasonably requested by the senior management of Cambridge Heart without the payment of any other compensation for such assistance, except that Cambridge Heart agrees to reimburse the Executive for expenses actually and reasonably incurred by the Executive (including, but not limited to, travel, lodging and meal expenses) the Executive incurs in relation to providing such transition assistance.

9. Indemnification and Reimbursement of Legal Fees. Cambridge Heart hereby confirms that, in the event that the Executive is a party to any lawsuit by reason of the fact that he was an employee, a director or an officer of Cambridge Heart or by reason of any action taken or omitted by the Executive in such capacity, the Executive shall be entitled to be indemnified by Cambridge Heart against all expenses (including attorneys’ fees) incurred by him in connection with such lawsuit in accordance with the terms and procedures set forth in the Amended and Restated Certificate of Incorporation of Cambridge Heart.

10. Compliance with Agreement. All payments (including, without limitation, the severance benefits) to be made to the Executive and benefits to be made available to the Executive in accordance with the terms of this Agreement, and the performance by Cambridge Heart of its other obligations hereunder, shall be conditioned on the Executive’s continued compliance in all material respects with the covenants set forth in this Agreement. In the event compliance is not continued within ten (10) days after notice of such failure to comply has been given in writing to the Executive, Cambridge Heart shall have the right to seek repayment of all severance benefits earned or paid up to the time compliance has ceased.

11. Interpretation. Nothing in this Agreement shall be construed as an admission by Cambridge Heart or any of its shareholders, agents, employees, directors or representatives, past or present, that it or they violated any law or regulation or any other legal or equitable obligation it or they have or ever had to the Executive.

12. No Obligation to Re-Employ. The Executive agrees and recognizes that as of the Separation Date he will have permanently and irrevocably severed his employment relationship with Cambridge Heart, that he shall not seek employment with Cambridge Heart at any time in the future, and that Cambridge Heart has any obligation to employ him in the future.

13. Enforcement of Covenants. The Parties agree that irreparable damages would occur in the event that Sections 4, 5, 6 and 7 of this Agreement are not performed by the party obligated thereunder in accordance with their specific terms. It is accordingly agreed that the other party will be entitled to an injunction or injunctions to prevent breaches of the party obligated thereunder and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

14. Severability. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, then at the election of the party primarily benefited by such term or provision, the remainder of this Agreement or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

15. Consultation with Attorney. The Executive is hereby advised to consult with an attorney before signing this Agreement and has had an opportunity to do so. The Executive acknowledges that he fully understands this Agreement, that he has had a reasonable time to consider this Agreement, and that he is knowingly and voluntarily entering into this Agreement.

16. ADEA Claims. As to any and all claims, demands, actions, causes of action, suits, damages, losses and expenses, known or unknown, that the Executive may have pursuant to

ADEA, the Executive acknowledges that he has twenty-one (21) days from the time the Executive received this Agreement to consider whether to sign it. The Executive affirms that if he chooses to sign the Agreement before the end of those twenty-one (21) days, it is because the Executive freely chose to do so after carefully considering the terms of this Agreement as to any ADEA claims and contacting anyone whom the Executive chose to consult, including but not limited to, an attorney. The Executive further understands and acknowledges that once the Executive signs this Agreement, the Executive will then have seven (7) calendar days, if he so chooses, to revoke the release in Section 5 of this Agreement solely as to any claims arising under the ADEA. The Executive acknowledges that once signed, this Agreement is immediately effective and enforceable as to any and all claims, except that this Agreement will not be effective or enforceable as to any claim under the ADEA until the seven (7) calendar day revocation period expires (the “Effective Date”).

17. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles. The obligations of Cambridge Heart and the Executive hereunder shall inure to the benefit of and be binding on the respective heirs, personal representatives, successors and assigns of the Parties. This Agreement embodies the entire agreement and understanding among the Parties concerning the Executive’s employment and the termination thereof and incorporates and supersedes all other agreements with regard to the Executive’s employment and the termination thereof.

18. Amendment. This Agreement may be amended or modified only upon the written mutual consent of the parties.

If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of this letter, whereupon this letter and such copy will constitute a binding agreement under seal between Cambridge Heart and you on the basis set forth above.

Very truly yours,

CAMBRIDGE HEART, INC.

By: /s/ Robert P. Khederian

Name: Robert P. Khederian

Title: Chairman of the Board

Acknowledged and agreed to this

15th day of December 2006:

/s/ Jeffrey J. Langan

Jeffrey J. Langan